UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2006

OREGON STEEL MILLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9887	94-0506370

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 S.W. Broadway, Suite 2200; Portland, Oregon	97205

(Address of principal executive offices)	(Zip code)

(503) 223-9228

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 14, 2006 Oregon Steel Mills, Inc. (the “Company”) announced that it has elected to redeem all of its outstanding 10% First Mortgage Notes (“Notes”) due on July 15, 2009, at a price equal to 105% of the principal amount of the Notes being redeemed (“Redemption Price”), in accordance with the terms of the Indenture and Notes. The principal amount of Notes outstanding to third parties as of June 14, 2006 was approximately $303 million. The Notes will be redeemed effective July 15, 2006, and interest on the Notes will be paid to that date. In connection with the redemption of the Notes, the Company expects to record a charge of $21.1 million in the third quarter of 2006. The charge consists of approximately $15.1 million for the Notes call premium and $6 million for deferred financing costs related to the original issuance of the Notes.

A Notice of Full Optional Redemption has been mailed to registered holders of the Notes by the trustee for the Notes, U.S. Bank National Association. As a result, the Redemption Price plus all accrued interest will become due and payable on July 15, 2006.

The redemption will be funded by a combination of cash on hand and borrowings under a new 5 year, $175 million revolving credit facility recently put in place by the Company through General Electric Capital Corporation.   A copy of the Company’s press release dated June 14, 2006 is attached as Exhibit 99.1 to this report.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibit

Exhibit Number	Description

99.1	Oregon Steel Mills, Inc. Company Press Release dated June 14, 2006, announcing the redemption of all of its outstanding 10% First Mortgage Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREGON STEEL MILLS, INC.

(Registrant)

Date: June 15, 2006	By:	/s/ Robin A. Gantt

Robin A. Gantt
Corporate Controller
(Principal Accounting Officer)